Exhibit 10.6

AGREEMENT FOR THE SUBSCRIPTION OF SHARES

by and among

GeoPark Chile S.A.

GeoPark Holdings Limited

GeoPark Chile Limited Agencia en Chile

and

LG International Corp.

Dated as of May 20, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Page

SECTION 9.04. Entire Agreement; No Third Party Beneficiaries	26
SECTION 9.05. Governing Law	26
SECTION 9.06. Specific Performance	26
SECTION 9.07. Arbitration; Consent to Jurisdiction	26
SECTION 9.08. Assignment	26
SECTION 9.09. Headings	27
SECTION 9.10. Schedules and Exhibits	27

Schedules

Schedule 1.01 Defined Terms

Schedule 2.02(b) Form of Shareholders Agreement

Schedule 2.02(e) Form of Subscription Document

Schedule 3.0 Warrantors Disclosure Schedule

Schedule 5.0 Investor Disclosure Schedule

iii

This AGREEMENT FOR THE SUBSCRIPTION OF SHARES (this “Agreement”) is dated as of May 20, 2011 and is by and between (1) GeoPark Chile Limited Agencia en Chile, an established and open branch under the laws of Chile of GeoPark Chile Limited, a company organized under the laws of Bermuda (the “Existing Shareholder”), (2) GeoPark Chile S.A. a company organized under the laws of Chile (the “Company”), (3) GeoPark Holdings Limited, a company organized in Bermuda with a registered address at Milner House, 18 Parliament Street, Hamilton MH12, Bermuda (“GeoPark” or “Guarantor” and together with the Existing Shareholder, the “Warrantors”), and (4) LG International Corp., a company organized under the laws of Korea with a registered address at LG Twin Towers, 20 Yoido-dong, Youngdungpo-gu, Seoul 150-721, Korea (“Investor”, and together with Warrantors and the Company, the “Parties”).

RECITALS

WHEREAS, Guarantor is a holding company engaged through its subsidiaries in, inter alia, the exploration, development and production of oil and gas in Chile (such activity constituting the “Chile Business” as hereinafter defined);

WHEREAS, in order to accelerate its strategic objective to acquire international upstream oil and gas assets, Investor seeks to participate in the Chile Business, and Existing Shareholder seeks to share the Chile Business with Investor in order to create a long-term alignment with Investor and provide a solid foundation for further growth in Latin America;

WHEREAS, in furtherance of these and other objectives, on March 29, 2011, the Parties entered in a Heads of Agreement (the “HOA”) setting forth the terms pursuant to which Investor would subscribe to a 10% interest in the Chile Business and subsequently negotiated the terms and conditions of this Agreement based thereon;

WHEREAS, Investor has agreed to subscribe for, and the Company has agreed to cause to be issued to Investor 10,000 (Ten Thousand) common shares of the issued capital of the Company, corresponding to 10% of the outstanding shares of the Company, representing a ten percent (10%) equity interest in the Company on a fully diluted basis, (the “Subscription Shares”) subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

ARTICLE I.
Definitions and Rules of Construction

SECTION 1.01.  Definitions.  Capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule 1.01 and elsewhere in this Agreement.

SECTION 1.02.  Rules of Construction.  (a) Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear.

(c)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)                                 The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)                                  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)                                   Unless otherwise specifically stated, all references to currency herein shall, be to Dollars.

(g)                                  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

ARTICLE II.
Subscription

SECTION 2.01.  Subscription of the Subscription Shares and Closing.  (a) On the terms and subject to the conditions of this Agreement, at the Closing, Investor agrees to subscribe and the Company agrees to cause to be issued to Investor the Subscription Shares.

(b)                                 The aggregate amount to be paid by Investor for the Subscription Shares shall be an amount equal to the sum of US$70 million (Seventy Million Dollars) (the “Subscription Price”).

(c)                                  Investor shall pay the Subscription Price to the Company by wire transfer of immediately available funds in Dollars to such account or accounts as the Company has specified by notice to Investor.

(d)                                 The closing of the subscription of the Subscription Shares (the “Closing”) shall take place at the offices of LGI, Seoul, Korea at [10:00 a.m.] local time of the date hereof (the “Closing Date”).

SECTION 2.02.  Transactions to be Effected at the Closing. At the Closing, the Parties shall unconditionally perform the following transactions, which shall become effective upon Closing unless otherwise indicated in this Section 2.02:

(a)                                 The Existing Shareholder, the Company and the Investor shall enter into a shareholders agreement substantially in the form of Schedule 2.02(b) (the “Shareholders Agreement”);

(b)                                 The Existing Shareholder shall appoint or elect or cause to be appointed to the board of directors of the Company (the “Board”) (i) up to three (3) individuals named by the Existing Shareholder and (ii) if and to the extent requested by Investor in writing not later than the date hereof, one (1) individual identified by Investor to the Existing Shareholder in writing, with such appointment being effective as of the Closing; and

(c)                                  Subject to Section 2.02(d), within ten (10) Business Days after the Closing (the “Interim Period”), the Company and the Investor shall execute and deliver, or cause to be executed and delivered, a subscription document substantially in the form set forth in Schedule 2.02(e) (the “Subscription Document”), and the Investor shall become unconditionally obligated to pay the Subscription Price and the Company shall become unconditionally obligated to deliver the Subscription Shares simultaneously therewith and to register the Subscription Shares in its shareholders registry.

(d)                                 During the Interim Period, the Warrantors undertake (i) to cause the Company to be operated in the usual and ordinary course, (ii) to not issue any dividends without the Investor’s consent, (iii) to not decide any matter to which Section 4.02(a) of the Shareholders Agreement (Voting Power) applies without the Investor’s consent and (ii) notify the Investor if the Warrantors Disclosure Schedule was materially inaccurate promptly after becoming aware of such inaccuracy.  In the event that the Company is not operated in the usual and ordinary course of business, or a disclosure set forth in the Warrantors Disclosure Schedule was materially inaccurate when made, LGI shall have the right to notify the Warrantors of its intent to renegotiate the terms of this Agreement to address such issues.  Upon such notice, the Parties shall discuss and negotiate the matter in good faith and, endeavor as soon as reasonably possible but in no event longer than thirty (30) days, to mutually agree on a settlement thereof, failing which any Party may terminate this Agreement as set forth in Section 8.05.

ARTICLE III.
Representations and Warranties Relating to the Existing Shareholder and Guarantor

Except as disclosed in the Warrantors Disclosure Schedule, each of the Existing Shareholder and the Guarantor hereby represents and warrants to Investor as follows as of the date hereof:

SECTION 3.01.  Organization and Existence.  It is duly organized and validly existing in its jurisdiction of organization.  It is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on it.

SECTION 3.02.  Authorization.  Its execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action on its part.  It has duly executed and delivered this Agreement.  This Agreement constitutes (assuming the due execution and delivery by the other Parties hereto) its valid and legally binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.03.  Prohibitive Litigation; Consents of the Company.(a) No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to its Knowledge, threatened, against it or any of its Affiliates, which seeks to prevent or delay the transactions contemplated hereby. No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity by it which has not been obtained or made by it in connection with its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than (1) the Filings set forth in Section 3.03 of the Warrantors Disclosure Schedule and (2) such Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect on it.

(b)                                 It has no Knowledge to indicate that, a relevant Government Entity would oppose the Consents and Filings, that such Consents would not be obtained or that such Filings could not be made within a customary amount of time following the signing of this Agreement.

SECTION 3.04.  Non-contravention.  Its execution, delivery and performance of this Agreement does not, and its consummation of the transactions contemplated hereby will not, (i) contravene or violate any provision of its organizational documents or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which it is a party or by which it is bound, except for any such items which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on it.

SECTION 3.05.  Litigation.  There are no Legal Claims pending or, to its Knowledge, threatened, against or otherwise relating to it or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on it.  It is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on it.

SECTION 3.06.  Compliance with Laws.  (a) It has complied with all applicable Laws, regulatory rules, including, without limitation, anti-bribery laws, anti-money laundering laws,

regulations, licenses, permits and approvals which are material to its business activities; and has not received any notice which, after receipt or lapse of time or both, would constitute a material non-compliance with any applicable Law, regulatory rule, license, permit or approval.

(b)                                 In connection with any of the transactions contemplated in this Agreement or the business of the Relevant Companies, neither it nor any of its Affiliates, directors, officers, consultants, employees, agents or other representatives (nor any person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary (1) offered, authorized or made any payment in cash or in kind of anything of value, or provided any benefit whatsoever, to any official, representative or employee of a government, Governmental Entity or instrumentality, or public international organization, or to any political party or candidate for public office, for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or other corrupt purpose, or (2) to its Knowledge, entered into any transactions that either promoted or involved the proceeds of unlawful criminal activity.

SECTION 3.07. Title. The Existing Shareholder is the direct legal and beneficial owner of, and has good and marketable title to the Class A Shares, free and clear of all Liens other than those arising pursuant to this Agreement, and will constitute a 90% equity interest in the Relevant Companies, as of the Closing.  The Class A Shares have such rights and preferences as set forth in Section 3.07 of the Warrantors’ Disclosure Schedule.

SECTION 3.08.  Brokers. Neither it nor its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Investor or its Affiliates could become liable or obliged.

SECTION 3.09.  Deliveries.At or before Closing, it has caused to be delivered to Investor true, correct and complete copies of the following documents: (i) copies of all Consents or Filings listed in Section 3.03 and 4.03 of the Warrantors Disclosure Schedule , (ii) copies of all corporate resolutions required for consummation of the transactions contemplated hereby, and (iii) copies of all constituent documents of the Relevant Companies.

SECTION 3.10.  Disclosure Schedule.  The Warrantors Disclosure Schedule has been prepared by the Warrantors in good faith, and it is not deliberately misleading.

SECTION 3.11.  Solvency.  (a) The Company is not insolvent, unable to pay its debts or bankrupt and has not stopped paying its debts as and when they fall due.

(b)                                 In respect of the Company, no order has been made and no resolution has been passed for the winding up of it or for a provisional liquidator to be appointed in respect of it and no meeting has been convened for the purposes of winding it up.

ARTICLE IV.
Representations and Warranties Relating to the
Relevant Companies

Warrantors hereby, represent and warrant to Investor as of the date hereof, except as disclosed in the Warrantors Disclosure Schedule, as follows:

SECTION 4.01.  Organization and Existence.Each Relevant Company, (i) is duly incorporated and validly existing under the laws of its jurisdiction of organization; (ii) has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (iii) is duly qualified or licensed to transact business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

SECTION 4.02.  Identification of Relevant Companies; Investor’s Equity Interest in Chile Business.(a) The legal name, jurisdiction of organization and respective ownership of each of the Relevant Companies is set forth in Section 4.02 of the Warrantors Disclosure Schedule.  Except as set forth in Section 4.02 of the Warrantors Disclosure Schedule, the Relevant Companies do not own any direct or indirect equity ownership, participation or voting right or interest in any other Person (including any Contract in the nature of a voting trust or similar agreement or understanding or indebtedness having general voting rights) or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights or Contracts in or issued by any other Person.

(b)                                 Assuming Investor or its designee has the requisite power and authority to be the lawful owner of the Subscription Shares, upon consummation of the Closing good and valid title to the Subscription Shares shall pass to Investor or such designee, free and clear of any Liens, other than those arising from acts of Investor, its designee or its Affiliates.  As of the Closing, the Subscription Shares shall represent a ten percent (10%) equity interest in the Company on a fully diluted basis, and the Company shall hold a hundred percent (100%) equity interest in each Relevant Company, and the Relevant Companies shall hold the entirety of the Chile Business, as further contemplated by this Agreement.

SECTION 4.03.  Prohibitive Litigation; Consents of Relevant Companies No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Warrantors, threatened against any Relevant Company, which seeks to prevent or delay the transactions contemplated hereby. Except as set forth in section 4.03 of the Warrantors Disclosure Schedule, no Consent or Filing with any Governmental Entity which has not been obtained or made by any Relevant Company is required to be obtained or made by any Relevant Company in connection with the Company of the transactions contemplated hereby.

SECTION 4.04..Non-contravention.  The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, with respect to any Relevant Company, (i) contravene or violate any provision of the organizational documents of any Relevant Company or (ii) contravene or violate, in any material respect, any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any Material Contract to which any Relevant Company is a party or is bound.

(b)                                 To the Warrantors’ Knowledge, no Relevant Company has undertaken any activities that constitute a breach of any applicable statute, law, regulation, ordinance, rule,

direction, order or any requirement of a Government Entity, including those relating to the environment, that would reasonably be expected to result in a Material Adverse Effect on the Relevant Companies.

SECTION 4.05.  Title to Equity Interests.Each Relevant Company is the direct legal and beneficial owner of, and has good and marketable title to, the equity interests reflected to be owned by such Relevant Company on the corporate ownership table set forth in Section 4.05 of the Warrantors Disclosure Schedule, free and clear of all Liens other than those arising pursuant to this Agreement.  Other than this Agreement, such equity interests are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such interests.

(b)                                 On their allotment and issue to the Investor the Subscription Shares will (i) rank on an equal footing in all respects with the then existing Class A Shares of the Company, except as disclosed in Section 3.07 of the Warrantors’ Disclosure Schedule (ii) will be free and clear from all Liens; and (iii) will represent 10% of the share capital of the Company on a fully diluted basis.

(c)                                  There are no agreements, arrangements or understandings in force or securities issued which call for the present or future issue of, or grant to any person the right to require the issue of, any shares or other securities in the Company.

SECTION 4.06.  Litigation.  (a) Except as set forth in Section 4.06 of the Warrantors Disclosure Schedule, there are no material Legal Claims pending or, to the Knowledge of Warrantors, threatened, against or otherwise relating adversely to any Relevant Company before any Governmental Entity or any arbitrator (including lawsuits or complaints filed with any Government Entity by employees of GeoPark or any of its Affiliates who have been, or are or scheduled for, transfer to a Related Company).

(b)                                 To the Knowledge of Warrantors no Relevant Company is subject to any investigation or judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator, that would reasonably be expected to result in a Material Adverse Effect on the Relevant Companies.

SECTION 4.07.  Compliance with Laws. (a)  Each Relevant Company has in all material respects complied with all applicable Laws, regulatory rules, including, without limitation, anti-bribery laws, anti-money laundering laws, regulations, licenses, permits and approvals which are material to its business activities; and has not received any notice which, after receipt or lapse of time or both, would constitute a material non-compliance with any applicable Law, regulatory rule, license, permit or approval.

(b)                                 In connection with any of the transactions contemplated in this Agreement or the business of the Relevant Companies, none of the Relevant Companies, nor any of their respective affiliates, directors, officers, consultants, employees, agents or other representatives (nor any person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary (1) offered, authorized or made any payment in cash or in kind of anything of value, or provided any benefit whatsoever, to any official, representative or employee of a government, Governmental Entity or instrumentality, or public international organization, or to any political party or candidate for public office, for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or other corrupt purpose, or (2) to the Knowledge of the Warrantors, entered into any transactions that either promoted or involved the proceeds of unlawful criminal activity.

SECTION 4.08.  Material Contracts.  Section 4.08 of the Warrantors Disclosure Schedule sets forth a complete list of all the Material Contracts, and to the Knowledge of Warrantors,

(a)                                 each Material Contract constitutes the valid and binding obligation of the parties thereto and is enforceable according to its terms, and

(b)                                 none of the parties thereto are in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or the giving of notice, would result in a material default under, any Material Contract.

SECTION 4.09.  Material Permits. To the Knowledge of Warrantors, the Relevant Companies have all material third party authorizations, licenses, rights of way and easements required to conduct the Oil and Gas Business on each of the Blocks.

SECTION 4.10.  Ownership of Chile Business and Titles.  Except as disclosed in Sections 1.01, 4.05, and 4.10 of the Warrantors Disclosure Schedule, to the Knowledge of Warrantors and to the extent material to the Chile Business,

(a)                                 the Relevant Companies have good and valid title to the Chile Business, free and clear of all Liens except as set forth in Section 1.01(a)C.v. and Section 4.10(a) of the Warrantors Disclosure Schedule;

(b)                                 no Relevant Company is a party to any Contract to (i) sell, transfer, lease, sublease or otherwise dispose of any property of the Chile Business or (ii) acquire or lease or sublease any property therein, other than those resulting from the Reorganization Process;

(c)                                  the Titles have been validly entered into and are in full force and effect in all respects;

(d)                                 there are no facts or circumstances, acts or omissions, that would give rise to the cancellation, forfeiture, suspension or early termination or non-renewal of any of the Titles including as follows:

(i)                                     no Relevant Company has received any notice cancelling, forfeiting, terminating, suspending, refusing to renew, or threatening to terminate, cancel, forfeit, suspend or refuse to renew any Title to which it is a party, nor has any other party to such Title received such a notice,

(ii)                                  no Relevant Company is in breach of the any Title to which it is a party, nor is any other party to such Title in breach thereof, and

(iii)                               none of the Relevant Companies is subject to any investigation by any Government Entity relating to the breach of any law in respect of the Titles;

(e)                                  to the Knowledge of Warrantors, there are no unpaid and overdue fees, penalties or other charges or costs in respect of the Titles which are not in the ordinary course of each of the Relevant Companies’ business, including any work and expenditure commitments and expenditure obligations imposed in relation to the Titles; and

(f)                                   there are no royalty payments imposed by a Government Entity or third party in relation to the Titles, other than those imposed by the law and the Titles.

SECTION 4.11.  Environmental.  To the Warrantors’ Knowledge, none of the Relevant Companies has received notice of any material (a) outstanding, pending, or threatened Environmental Claims in respect of the Titles; or (b) offenses under any environmental law relating to Environmental Claims committed in the conduct of operations in respect of the Titles.

SECTION 4.12.  Brokers.  None of the Relevant Companies has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Investor or its Affiliates could become liable or obliged.

SECTION 4.13.  Legal Impediments.  To the Knowledge of Warrantors, there are no facts relating to the Company, any applicable Law or any Contract to which the Company is a party that would disqualify the Company from issuing the Subscription Shares to Investor on the terms and conditions set forth herein, or that would prevent, delay or limit the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby on the terms and conditions set forth herein.

SECTION 4.14.  Intercompany Obligations.  Other than as set forth in Section 4.14 of the Warrantors Disclosure Schedule, as of January 1, 2011, there are no material debt obligations exceeding US$750,000 between any of the Relevant Companies, on the one hand, and any of Guarantor and its Affiliates (other than Affiliates that are themselves Relevant Companies), which obligations shall be paid down as indicated in the Warrantors Disclosure Schedule or as permitted by the Shareholders Agreement.  Since January 1, 2011, no new loans have been made by any Relevant Company to Guarantor or any Affiliate thereof that is not a Relevant Company, other than pursuant to the Fell Debt Instrument and Company Debt Instrument.

SECTION 4.15.  Access to information.Warrantors, directly and through their Affiliates and advisors, have granted Investor, its executives, employees, counsels and advisors, access to all material information of the Relevant Companies, its business, contracts, books, records, and documents, for purpose of allowing Investor to carry out a due diligence process on the business, operations, financial, environmental, and legal status and condition of the Chile Business and the Relevant Companies. In that process, Warrantors have not omitted or withheld any information or document that has, or shows a situation that would reasonably be expected to result in, a Material Adverse Effect on the Chile Business or the Relevant Companies.

SECTION 4.16.  Accounts.  To the Warrantor’s Knowledge, all material information of the Relevant Companies and its business and operations requested by the auditors of GeoPark, PricewaterhouseCoopers LLP, Chartered Accountants, London (“PWC”), has been provided or made available to PWC for purposes of preparing the Accounts.  A complete copy of the Accounts is included in the Warrantors Disclosure Schedule.

SECTION 4.17.  Management Accounts.  The Management Accounts were prepared in a consistent manner with past practices, and fairly present the financial condition of the Chile Business on a consolidated basis for the periods indicated therein.

SECTION 4.18.Conduct of Relevant Companies.  To the Warrantors’ Knowledge, from the Accounts Date, other than as disclosed in the public domain, no change has occurred having a Material Adverse Effect on the Relevant Companies.

SECTION 4.19. Human Resources. To the Knowledge of Warrantors and to the extent material to the Related Companies,

(a)                                 no dispute under any Employment Legislation or otherwise is outstanding between any Relevant Company and any of its current or former Employees relating to their employment or termination,

(b)                                 the subscription of the Shares by the Investor and compliance with the terms of this agreement will not entitle any directors, officers or senior Employees of a Relevant Company to terminate their employment or receive any payment or other benefit,

(c)                                  compensation and incentive schemes of the Relevant Companies were established and agreed with the corresponding Employees in good faith, on arms-length conditions and in the best interest of the Relevant Companies taken as a whole,

(d)                                 there are no pending obligations to pay amounts in connection with any termination or variation of employment of an Employee or Director of any Relevant Company or their dependents (including redundancy payments), other than in the ordinary course of business of that Relevant Company, that may have a Material Adverse Effect,

(e)                                  none of the Relevant Companies is involved in any dispute or negotiation regarding with any trade union, group or organization of employees or their representatives representing Employees that may have a Material Adverse Effect, other than in the ordinary course of business of the Relevant Company, and

(f)                                   in respect of each Employee, each Relevant Company has in all material respects (i) performed all obligations and duties they are required to perform (and settled all outstanding claims) whether arising under contract, statute or Law; (ii) complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives; and (iii) maintained required records.

SECTION 4.20.  Net Debt and Working Capital. Section 4.19 of the Warrantors Disclosure Schedule fairly states the outstanding debts of the Relevant Companies including working capital bank debt, net of (i) all cash, cash equivalents, (ii) working capital and (iii) intercompany balances, which altogether did not exceed US$50.5 million as of January 1, 2011; but excludes (x) any debt financing obtained to fund the operations of the second rig to accelerate drilling in Chile, and (y) debts and accounts receivable of the Relevant Companies incurred on or after January 1st, 2011 in the ordinary course of business of the Relevant Companies or the Chile Business. To the Knowledge of the Warrantors, the Relevant Companies have sufficient cash for day-to-day operations for at least the six (6) months following the date of the HOA, excluding the costs of acquiring new assets and assuming there is debt financing available to fund the operations.

SECTION 4.21.  Insolvency; Liquidation.  (a) As of the date hereof, no Relevant Company is  insolvent, bankrupt, or generally unable to pay its debts as and when they fall due.

(b)                                 In respect of each of the Relevant Companies, no order has been made and no resolution has been passed for the winding up of it or for a provisional liquidator to be appointed in respect of it and no meeting has been convened for the purposes of winding it up.

SECTION 4.22.  Taxes.To the Knowledge of Warrantors, (i) all material Tax Returns required to be filed by the Relevant Companies have been filed when due in accordance with all applicable Laws and such Tax Returns are true and complete in all material respects; (ii) the Relevant Companies have paid full in all material amounts of Taxes due and payable; (iii) and to the Knowledge of Warrantors there is no action, suit, proceeding, investigation, audit or claim now pending or threatened with respect to any material Tax with respect to the Relevant Companies.

(b)                                 Notwithstanding any provision in this Agreement to the contrary, but without prejudice to the indemnity in  Section 8.01(f), this Section 4.22 contains all of the representations and warranties by Warrantors regarding Taxes and all Tax matters of or related to the Relevant Companies.

ARTICLE V.
Representations and Warranties of Investor

Investor represents and warrants to each of the Warrantors as of the date hereof, except as disclosed in the Investor Disclosure Schedule, as follows:

SECTION 5.01.  Organization and Existence.  It is duly organized and validly existing in its jurisdiction of organization.  It is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Investor.

SECTION 5.02.  Authorization.  The execution, delivery and performance by Investor of this Agreement and the consummation by it of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action on its part.  This Agreement has been duly executed and delivered by Investor.  This Agreement constitutes (assuming the due execution and delivery by the other Party hereto) a valid and legally binding obligation of Investor, enforceable against Investor in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.03.  Prohibitive Litigation; Consents of Investor.No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Investor, threatened, against Investor or any of its Affiliates, which seeks to prevent or delay the transactions contemplated hereby. Except as set forth in Section 5.03 of the Investor Disclosure Schedule, no Consent of, or Filing with, any Governmental Entity which has not been obtained or made by Investor is required to be obtained or made by Investor in connection with the execution and delivery of this Agreement by Investor and the consummation by Investor of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect on Investor.

(b)                                 It has no Knowledge to indicate that, a relevant Government Entity would oppose the Consents and Filings, that such Consents would not be obtained or that such Filings could not be made within a customary amount of time following the signing of this Agreement.

SECTION 5.04.  Non-contravention.  The execution, delivery and performance of this Agreement by Investor does not, and the consummation by Investor of the transactions contemplated hereby will not, (i) contravene or violate any provision of its organizational documents or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which it is a party or by which it is bound, except for any such items which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Investor.

SECTION 5.05.  Litigation.  There are no Legal Claims pending or, to Investor’s Knowledge, threatened, against or otherwise relating to Investor or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Investor.  Investor is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Investor.

SECTION 5.06.  Compliance with Laws.  (a)  Investor has in all material respects complied with all applicable Laws, regulatory rules, including, without limitation, anti-bribery laws, anti-money laundering laws, regulations, licenses, permits and approvals which are material to its business activities; and has not received any notice which, after receipt or lapse of time or both, would constitute a material non-compliance with any applicable Law, regulatory rule, license, permit or approval.

(b)                                 In connection with any of the transactions contemplated in this Agreement, neither Investor, nor any of its respective affiliates, directors, officers, consultants, employees, agents or other representatives (nor any person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary (1) offered, authorized or made any payment in cash or in kind of anything of value, or provided any benefit whatsoever, to any official, representative or employee of a government, governmental body or instrumentality, or public international organization, or to any political party or candidate for public office, for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or other corrupt purpose, or (2) to the knowledge of Investor, entered into any transactions that either promoted or involved the proceeds of unlawful criminal activity.

SECTION 5.07.  Brokers.  Neither Investor nor any of its Affiliates have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Investor or its Affiliates could become liable or obliged.

SECTION 5.08.  Available Funds; Source of Funds.  (a) At the Closing, Investor will have sufficient cash or other sources of immediately available funds to pay in cash the Subscription Price in accordance with Section 2.01(b) and for all other actions necessary for Investor to consummate the transactions contemplated in this Agreement.

(b)                                 Neither Investor, nor, to the Knowledge of Investor, any of its officers, directors or employees, is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department and none of the funds used by Investor to consummate the transactions contemplated by this Agreement have been provided to or otherwise made available to Investor by any such person.  None of the funds used by Investor to consummate the transactions contemplated by this Agreement were derived from any activities that contravene any applicable Law, including anti-money laundering, anti-terrorism or anti-bribery laws.

SECTION 5.09.  Investigation. Investor is a sophisticated entity, knowledgeable about the industry in which the Relevant Companies operate, experienced in investments in other similar businesses and able to bear the economic risk associated with the purchase of the Subscription Shares.

(b)                                 Subject to (c) below, in connection with the access to the information of the Relevant Companies provided to the Investor and its advisors, Investor, together with its advisors, has reviewed, studied, analyzed and otherwise independently investigated such information, performing a technical, financial, tax and legal due diligence of the Chile Business and Relevant Companies, their financial condition and prospects, and is satisfied therewith, having no requests of information to the Warrantors or the Relevant Companies that have not been satisfied, and having been provided with adequate access to the personnel, properties, premises and records of the Chile Business and the Relevant Companies for such purpose.  Investor has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, projections or opinions of any Warrantor, any Relevant Company or any of their representatives (except the representations and warranties set forth in Article III and IV).

(c)                                  The Investor has not conducted and was not provided with information relating to Employees of the Relevant Companies, other than the Accounts, the Management Accounts, information that was made available to PWC for the financial due diligence and information listed or mentioned in the Warrantors Disclosure Schedule.

SECTION 5.10.  Disclaimer Regarding Projections.  Investor may be in possession of certain projections and other forecasts regarding the Relevant Companies, including but not limited to projected financial statements, cash flow items and other data of the Relevant Companies and certain business plan information of the Relevant Companies.  Investor acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Investor is familiar with such uncertainties, that Investor is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Investor shall have no claim against anyone with respect thereto.  Accordingly, Investor acknowledges that, without limiting the generality of Section 5.09 or Section 7.04, neither Warrantors nor any of their Affiliates has made any representation or warranty with respect to such projections and other forecasts and plans.

SECTION 5.11.  Legal Impediments.  To the Knowledge of Investor, there are no facts relating to Investor, any applicable Law or any Contract to which Investor is a party that would disqualify Investor from obtaining control of the Subscription Shares or that would prevent, delay or limit the ability of Investor to perform its obligations hereunder or to consummate the transactions contemplated hereby on the terms and conditions set forth herein.

SECTION 5.12.  Deliveries.  At or before Closing, Investor has delivered to Warrantors true, correct and complete copies of the following documents: (i) copies of all Consents or Filings listed in Section 5.03, and (ii) copies of all corporate resolutions required for consummation of the transactions contemplated hereby.

ARTICLE VI.
Covenants

SECTION 6.01.  Confidentiality; Publicity.  (a) Investor acknowledges that the information being provided by the Warrantors and the Relevant Companies to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the confidentiality agreement of January 11th, 2010 between GeoPark and Investor (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern.  No Party will make any public announcement or issue any public communication (including interviews with the media and, prior to Closing, announcements or communications to employees of the Relevant Companies) regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that a Party shall be permitted to make any announcement or other communication as required by applicable Law, legal process or  rules of any national securities exchange, in which case the Party required to make the announcement or communication shall make its best effort to either (i) coordinate with the other Party or communicate such announcement to the other Party prior to making such announcement or communication or (ii) if reasonable efforts shall first have been made to coordinate such announcement with the other Party, communicate such announcement or communication to the other Party as soon as reasonably practicable following such announcement or communication.

SECTION 6.02.  Expenses.  Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement and, in respect of Investor, its due diligence costs

SECTION 6.03.  Further Actions.  (a)  Subject to the terms and conditions of this Agreement, each Party agrees to use its best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious and cost efficient manner practicable, having regard to the best interests of the Company.

(b)                                 Subject to any relevant confidentiality obligations each Warrantor shall promptly inform Investor and Investor shall promptly inform each Warrantor of any material communication made to, or received by it from, any Governmental Entity regarding any of the transactions contemplated hereby.

(c)                                  Upon the reasonable request of any other Party, Investor agrees to provide evidence confirming the statements of Investor set forth in Section 5.08(b).

(d)                                 In the event that, for any reason, a Relevant Company is not a party to any of the Material Contracts at the time of Closing, each of the Warrantors and the Relevant Company agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to transfer such Material Contract to the Relevant Company, in the most expeditious and cost efficient manner practicable, having regard to the best interests of the Relevant Company.

SECTION 6.04. Knowledge of Claims.  (a)  If (a) prior to the Closing, any Warrantor (including any of its employees, representatives, lawyers, accountants and other advisors) has actual knowledge of any breach of this Agreement by, or claim that may be asserted hereunder against, Investor or Investor (including any of its employees, representatives, lawyers, accountants and other advisors) has actual knowledge of any breach of this Agreement by, or any claim that may be asserted hereunder against, a Warrantor or the Company (including, in both cases, claims for breach of any representation, warranty or covenant or for indemnification under Article VIII) and (b)  the Party having such knowledge (the “knowing party”)  proceeds with the Closing notwithstanding such breach, then the knowing party shall be deemed to have irrevocably waived all rights in connection therewith and the knowing party and its successors, assigns and Affiliates shall have no right to (x) assert any claim pursuant to Article VIII, (y) to sue for damages or (z) to otherwise assert any other right or remedy for any losses or other matters arising from or relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

(b)                                 A knowing party shall have no right to delay Closing or to exercise any other right or remedy to it which may be entitled in connection with such a breach, unless prior to the Closing, such knowing party provides notice to the other Parties of such material breach.  Upon such notice, the Parties shall discuss and negotiate the matter in good faith and, endeavor as soon as reasonably possible but in no event longer than [thirty (30) days], to mutually agree on a settlement thereof, failing which the knowing party (if otherwise in compliance with this Agreement) may  terminate this Agreement as set forth in Section 8.05.

(c)                                  For purposes of this Section, it shall not be deemed as being known by any Party hereto, any matter communicated by the other Party by means other than (1) such Party’s disclosure schedule (including, for the avoidance of doubt, the contents of documents listed or mentioned therein or attached thereto), (2) documents received in the course of its due diligence, (3) management presentations and written communications to a Representative of such Party from a Representative of the other Party, and (4) matters set forth in this Agreement, the Shareholders Agreement, and any other instrument or agreement executed by the Parties in connection herewith.

SECTION 6.05.  Completion of Reorganization Process.

(a)                                 As soon as reasonably possible, Guarantor agrees to exercise its best efforts to substantially complete, or cause to be substantially completed, in a cost-efficient manner, the pending assignments and transfers to GeoPark Fell SpA of the Material Contracts listed in Section 4.10 of the Warrantors Disclosure Schedule within ninety (90) days after Closing and the pending assignments and transfers of all other Contracts of the Chile Business within 6 (six) months after Closing, subject to any delays caused by a Government Entity or other event or circumstance beyond Guarantor’s reasonable control.  Within 10 (ten) Business Days after Closing, Guarantor shall provide a list the contracts and assets essential to conduct the Chile Business as it has been conducted in the past and inform the Investor as to the status of each pending assignment and transfer.

(b)                                 Guarantor agrees to indemnify the Investor (in proportion to the Investor’s equity interest in the Company) for any actual Damages suffered by the Relevant Companies as a direct consequence of a failure to comply with Section 6.05(a).  The Cap, Basket and Material Threshold set forth in Section 8.01 shall apply to the foregoing indemnity in aggregation with all other claims.

ARTICLE VII.
Survival and Release

SECTION 7.01.Survival of Claims.  All representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which by their terms are to be performed after Closing, which shall survive for the applicable statute of limitations period) shall terminate 24 (twenty-four) months after the Closing Date and there shall be no liabilities or obligations with respect thereto from and after 24 (twenty-four)

months after the Closing Date, except that the representations and warranties set forth in Section 4.22 (Taxes) shall terminate 6 (six) years after the Closing Date and there shall be no liabilities or obligations with respect thereto from and after 6 (six) years after the Closing Date.

SECTION 7.02.  Release.  The Company expressly disclaims, and, except for those express representations and warranties contained in Article III and Article IV, Warrantors expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Relevant Companies or the Subscription Shares and other incidents of the Relevant Companies and their assets.

SECTION 7.03.  Certain Limitations.  Notwithstanding anything in this Agreement to the contrary:

(a)                                 No Representative, Affiliate of, or direct or indirect equity owner in, any Party shall have any personal liability to the other Party or any other Person as a result of the breach by the first Party of any representation, warranty, covenant, agreement or obligation herein; and

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology), whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby; provided, however that the limitations provided for by this Section shall not apply to, and shall be of no force or effect with respect to, (i) any claim arising from the fraud by any Person, and (ii) any claim by any Party against any other Party  (A) to seek specific performance of their obligations under this Agreement, as provided in Section 9.06 or (B) for monetary damages in the event of such other Party’s failure to consummate the Closing, pay the Subscription Price and deliver the Subscription Shares in accordance with the terms and conditions of this Agreement.

SECTION 7.04.Exclusive Representations and Warranties.  It is the explicit intent of each Party hereto that no Party is making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in Article III and Article IV (in the case of each Warrantor) and Article V (in the case of Investor).

ARTICLE VIII.
Indemnification, Termination, Amendment and Waiver

SECTION 8.01.  Indemnification by Warrantors.  (a)  From and after the Closing, subject to the other provisions of this Article VIII, Warrantors hereby indemnify Investor and its officers, directors, employees and Affiliates and the Relevant Companies (collectively, the “Indemnified Investor Persons”) and to hold each of them harmless from and against, any and all Damages suffered, paid or incurred by such Indemnified Investor Person and caused by (i) any breach of any of the representations and warranties made by the Existing Shareholder and the Guarantor to the Investor in Article III, (ii) any breach of any of the representations and

warranties made by the Warrantors to Investor in Article III or Article IV or (iii) any other breach by the |Warrantors of this Agreement.

(b)                                 Notwithstanding anything to the contrary contained in this Section, the Warrantors shall be liable with respect to any claim pursuant to this Section 8.01:

(i)                                     only if, and then only to the extent that, the aggregate Damages to all Indemnified Investor Persons with respect to all claims pursuant to this Section 8.01 exceed US$700,000 (Seven Hundred Thousand Dollars) (the “Basket”);

(ii)                                  only with respect to individual items where the Damages relating thereto are in excess of US$500,000 (Five Hundred Thousand Dollars) (the “Minimum Threshold Amount”) (any items less than the Minimum Threshold Amount shall not be aggregated for the purposes of the immediately preceding clause (i)); and

(iii)                               only with respect to claims for indemnification under this Section 8.01 made on or before the expiration of the survival period pursuant to Section 7.01 for the applicable representation or warranty or covenant.

(c)                                  In no event shall the Indemnified Investor Persons at any time be entitled to aggregate Damages in excess of 50% (fifty percent) of the Subscription Price for all claims (such amount, so reduced, the “Cap”).

(d)                                 In no event shall Warrantors be obligated to indemnify the Indemnified Investor Persons with respect to Damages arising from the fraud in connection with, or intentional and bad faith breach of, this Agreement by any of the Indemnified Investor Persons.

(e)                                  This Section is subject to the waivers in, and limitations and other terms of, Section 6.04, Section 7.03(b), and Section 8.04(e).

(f)                                   The Guarantor shall indemnify the Investor for the following amounts, in proportion to the Investor’s equity interest in the Company at the time the amount is paid:

(i)                                     any capital gains or similar Tax the Company pays to any Tax Authority in Chile in connection with the subscription by the Investor of the Subscription Shares, and

(ii)                                  any payment made by a Relevant Company to AES in consideration of the US$ 3,250,000 private royalty, as accounted for by PWC in preparing the Accounts.

SECTION 8.02.  Indemnification by Investor.  (a)  From and after the Closing, subject to the other provisions of this Article VIII, Investor agrees to indemnify Warrantors and its officers, directors, employees and Affiliates (including the Relevant Companies) (collectively, the “Indemnified Warrantor Persons”) and to hold each of them harmless from and against, any and all Damages suffered, paid or incurred by such Indemnified Warrantor Person and caused by (i) any breach of any of the representations and warranties made by Investor to Warrantors in Article III or Article IV or (ii)  any other breach by Investor of this Agreement.

(b)                                 Notwithstanding anything to the contrary contained in this Section, the Investor shall be liable with respect to any claim pursuant to this Section 8.02:

(i)                                     only if, and then only to the extent that, the aggregate Damages to all Indemnified Warrantor Persons with respect to all claims for indemnification pursuant to this Section 8.02  exceeds US$700,000 (Seven Hundred Thousand Dollars) (the “Basket”);

(ii)                                  only with respect to individual items where the Damages relating thereto are in excess of US$500,000 (Five Hundred Thousand Dollars) (the “Minimum Threshold Amount”) (any items less than the Minimum Threshold Amount shall not be aggregated for the purposes of the immediately preceding clause (i)); and

(iii)                               only with respect to claims for indemnification under this Section 8.02 made on or before the expiration of the survival period pursuant to Section 7.01 for the applicable representation or warranty or covenant.

(c)                                  In no event shall the Indemnified Warrantor Persons at any time be entitled to aggregate Damages in excess of 50% (fifty percent) of the Subscription Price less previously indemnified amounts under this Section 8.02 (such amount, so reduced, the “Cap”).

(d)                                 In no event shall Investor be obligated to indemnify the Indemnified Warrantor Persons with respect to Damages arising from the fraud in connection with, or intentional and bad faith breach of, this Agreement by any of the Indemnified Warrantor Persons.

(e)                                  This Section is subject to the waivers in, and limitations and other terms of, Section 6.04, Section 7.03(b), and Section 8.04(e).  Indemnification Procedures.(a)  If an Indemnified Investor Person or an Indemnified Warrantor Person (each, an “Indemnified Person”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VIII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Person shall assert its claim for indemnification by giving written notice thereof (a “Indemnification Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a Party or affiliated with any such Party (a “Third Party”), within ten (10) Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Person, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action or proceeding brought by a Third Party, within thirty (30) days after the discovery by the Indemnified Person of the circumstances giving rise to such claim for indemnity.  The failure of an Indemnified Person to provide a Indemnification Claim Notice within ten (10) Business Days or thirty (30) days (as applicable) shall not release, waive or otherwise affect an Indemnifying Party’s indemnity obligation hereunder, except to the extent the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure.  Each Indemnification Claim Notice shall describe the claim in reasonable detail.

(b)                                 If any claim or demand by an Indemnified Person under this Article VIII relates to an action or claim filed or made against an Indemnified Person by a Third Party, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense and with its own counsel; provided, (i) that such settlement or compromise shall include a waiver and release by the Third Party of all Indemnified Persons; (ii) that the Indemnifying Party’s retention of counsel shall be subject to the consent of the Indemnified Person if such counsel creates a direct legal conflict with an Indemnified Person or an unreasonable risk of disclosure of confidential information concerning an Indemnified Person, which consent shall not be unreasonably withheld, conditioned, or delayed; and (iii) that any such settlement or compromise shall be permitted hereunder only with the consent of the Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed.  If, within thirty (30) days of receipt from an Indemnified Person of any Indemnification Claim Notice with respect to a Third Party action or claim, the Indemnifying Party (i) advises such Indemnified Person in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Person may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence in the event of a material and adverse change in such Third Party action or claim), at its option, defend, settle or otherwise compromise or pay such action or claim; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Unless and until the Indemnifying Party makes an election in accordance with this Section 8.03(b) to defend, settle or compromise such action, all of the Indemnified Person’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein and borne by the Indemnifying Party and payable monthly or as legal bills are received by the Indemnified Person and tendered to the Indemnifying Party.  Each Indemnified Person shall make available to the Indemnifying Party all information reasonably available to such Indemnified Person relating to such action or claim.  In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim.  The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Person shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Person’s sole cost and expense.

SECTION 8.04.  Indemnification Generally; Guarantees.  (a) Each Indemnified Person shall be obligated in connection with any claim for indemnification under this Article VIII to, as soon as reasonably practicable, use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Person with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that it may have against Third Parties.  The amount which the Indemnifying Party is or may be required to pay to any Indemnified Person pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds, tax benefits or other amounts recovered by or on behalf of such Indemnified Person in mitigation of, or related to, the related Damages, after accounting for the costs of obtaining such insurance.  If an Indemnified Person shall have received the payment required by Article VIII of this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds, tax benefits or other amounts in respect of such Damages, then such Indemnified Person shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received, after deducting the costs of obtaining such insurance.

(b)                                 In addition to the requirements of Section 8.04(a), each Indemnified Person shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

(c)                                  Subject to the rights of any Person providing insurance as contemplated by Section 8.04(a) above, the Indemnifying Party shall be subrogated to any right of action that the Indemnified Person may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

(d)                                 If before the Closing, a Warrantor has knowledge of the existence of a claim or other event or occurrence in respect of which an Indemnified Warrantor Person would be entitled to assert a claim under this Article VIII or if Investor has knowledge of the existence of a claim or other event or occurrence in respect of which an Indemnified Investor Person would be entitled to assert a claim under this Article VIII, such claim may not be asserted unless the Party having such knowledge has submitted a notice in respect thereof in accordance with Section 6.04(b) and such claim shall be subject to any settlement reached in accordance with Section 6.04(b).

(e)                                  The indemnification provided in this Article VIII shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except (X) in case of a breach of Section 2.02(e), Section 6.01 [confidentiality], or Section 6.03 [further action], for which the remedy of specific performance may be sought, or (Y) as otherwise expressly provided in this Agreement.  In furtherance of the foregoing,

(i)                                     Investor hereby waives (on behalf of itself, each of its Affiliates, and each Indemnified Investor Person), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against any Warrantor, Relevant Company or Affiliate thereof (including officers, directors, advisors and representatives thereof) arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any applicable Law (including any relating to environmental matters) or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII), and

(ii)                                  Warrantors hereby waive (on behalf of themselves, each Relevant Company, each of their Affiliates, and each Indemnified Warrantor Person), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Investor or any Affiliate thereof (including their officers, directors, advisors and representatives) arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any applicable Law (including any relating to environmental matters) or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII).

(f)                                   It is expressly understood and agreed that, from and after the Closing, neither Warrantors nor any of the Warrantor’s Affiliates shall be entitled to any indemnification, right of contribution or other right of recovery from any Relevant Company in connection with any claim made by any Indemnified Investor Person against the Company hereunder, all of which are hereby irrevocably and unconditionally waived and released by the Warrantors (on behalf of themselves and their Affiliates).

SECTION 8.05.  Termination.  This Agreement may be terminated:

(a)                                 at any time prior to the Closing Date by mutual written agreement of the Parties;

(b)                                 by any Party by giving written notice to the other Parties if any Governmental Entity or arbitrator shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable;

(c)                                  by Investor in the event of fraud by any of the Warrantors and by any Warrantor in the event of fraud in connection with this Agreement by the Investor; and

(d)                                 in accordance with Section 2.02(d) or Section 6.04(b).

SECTION 8.06.Effect of Termination.  (a)  If this Agreement is terminated as permitted by Section 8.05, such termination shall be without liability of any Party to the other Parties, except liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination.

(b)                                 If this Agreement is terminated by a Party pursuant to Section 8.05(c) or Section 8.05(d), written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

(c)                                  If this Agreement is terminated, Investor shall (i) return all documents and other material received from Warrantors, its Affiliates or their advisors or representatives relating to the Relevant Companies and transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to Warrantors, or (ii) destroy all copies of the foregoing documents and materials, and deliver a certificate to Warrantors confirming such destruction; and (iii) continue to treat all confidential information received by Investor and its Affiliates and their Representatives with respect to the Relevant Companies in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.

(d)                                 If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination:  Section 6.01 (Confidentiality; Publicity); Section 6.02 (Expenses); Section 8.04(e) and Section 8.04(f) (Indemnification Generally; Guarantees); Section 8.05 (Termination); this Section 8.06 (Effect of Termination) and Article IX (Miscellaneous).

SECTION 8.07.  Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties.  Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE IX.
Miscellaneous

SECTION 9.01.  Notices.  All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

(a)                                 if to Investor, to:

c/o LG International Corp.

LG Twin Towers, 20, Yoido-dong, Youngdungpo-gu,

Seoul, Korea 150-721

Attention:  Eung-Kyu Lee

Fax:  +82 2 3773 5839

with a copy to:

c/o Blake Dawson

2 The Esplanade Perth WA 6000 Australia

DX 169 Perth

Attention: Rupert Lewi

Fax:  +61 8 9366 811

and

Larrain y Asociados

Av. El Bosque Sur N° 130 12th Floor

Las Condes. Santiago, Chile

Attention : Ricardo Pena

Fax : +56 2 203 1246

(b)                                 if to Company or any Warrantor, to:

c/o GeoPark Argentina Limited

Florida 981 – 5th Floor

Buenos Aires (C1005AAS), Argentina

Attention: James F. Park/Martín Pérez de Solay

Fax: +5411 4312 0149

with a copy to:

Baker & McKenzie LLP

815 Connecticut Avenue
NW, Washington, DC 20006
Attention:                                         Marian M. Hagler
Fax:  +1202 416 6966

and

Barros & Errázuriz Abogados

Isidora Goyenechea 2.939, Las Condes
Santiago, Chile, 7550101
Attention: Bernardo Simian
Fax:  +(562)3620386

Each such notice, request or other communication shall be given (i)  by hand delivery, (ii) by internationally recognized courier service or (iii) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective).  Each such notice, request or communication shall be effective (i) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.

SECTION 9.02.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 9.03.  Counterparts.  This Agreement may be executed in four or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.04.  Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the written agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including the HOA; provided, however that, for the avoidance of doubt, the Framework Agreement for Latin American Strategic Group Partnership, dated March 5, 2010 shall continue to apply for purposes other than the particular transactions contained herein.  Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person (including any employee of the Relevant Companies) any rights or remedies hereunder.

SECTION 9.05.  Governing Law.  This Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of New York without regard to the conflict of laws rules that would result in the application of different laws; provided that the administrative matters and corporate formalities required to effect the transfer of title of the Subscription Shares to Investor shall be governed by Chile law.

SECTION 9.06.  Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate.  Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof.

SECTION 9.07.  Arbitration; Consent to Jurisdiction.  (a)  The Parties hereby agree that any controversy or claim arising out of this Agreement between Investor, on the one hand, and one or more of the Company and the Warrantors, on the other, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.  The seat of the arbitration shall be in City of New York, New York, U.S.A. and the language of arbitration shall be English.

(b)                                 Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Each of the Parties hereto knowingly, voluntarily and irrevocably submits to the jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Each Party further agrees that service of any process, summons, notice or document by registered or certified mail or internationally recognized courier service to its address set forth in Section 9.01, or by any means reasonably calculated to effect notice, will be effective service of process for any action or proceeding brought against the other Party in any such court.

SECTION 9.08.  Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party; provided, however, that any Party may assign this Agreement to any

Affiliate of such Party, as long as such Party guarantees the performance by such Affiliate of all such Party’s obligations hereunder, in a manner reasonably satisfactory to the other Party.

SECTION 9.09.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10.  Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered paragraph or Section hereof shall be deemed to correspond to and qualify any other numbered paragraph or Section relating to such Party.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

GEOPARK CHILE S.A.

by:
/s/ James F. Park
Name:	James F. Park
Title:	Chairman

GEOPARK HOLDINGS LIMITED

by:
/s/ James F. Park
Name:	James F. Park
Title:	CEO

GEOPARK CHILE LIMITED AGENCIA EN CHILE

by:
/s/ James F. Park
Name:	James F. Park
Title:	Legal Representative

LG INTERNATIONAL CORP

by:
/s/ Young Bong Ha
Name:	Young Bong Ha
Title:	President & CEO

Schedule 1.01

Defined Terms

As used in the Agreement, the following terms have the following meanings:

“Accounts” means, the audited consolidated balance sheet of the Group as at the Accounts Date and the audited consolidated profit and loss statement of the Group for the year ended on the Accounts Date, including any notes to them and any statement or report (including any directors’ declaration and any auditor’s report).

“Accounts Date” means December 31, 2010.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” means this Agreement, including the Schedules and Exhibits hereto, as it may be amended from time to time.

“Basket” has the meaning ascribed in Section 8.01 (b )(i) or Section 8.02(b )(i), as the context requires.

“Blocks” means each of the Fell Block, Otway Block and Tranquilo Block.

“Board” has the meaning ascribed in Section 2.02(b ).

“Business Day” means any day other than a Saturday or Sunday or any day banks in Chile, New York or , Bermuda or Seoul, Republic of Korea are authorized or required to be closed.

“Cap” has the meaning ascribed in Section 8.01(c) or Section 8.02(c), as the context requires.

“Chile” means the Republic of Chile.

“Chile Business” means the ongoing Oil and Gas Business conducted by GeoPark’s Affiliates in connection with the operatorship and direct working interests in the Fell Block (100%), Otway Block (25%) and Tranquilo Block (at least 25%), including all existing P1, P2 and P3 reserves, development potential, exploration and rights resulting therefrom, and all material assets and liabilities related thereto as of January 1, 2011, as well as the right to acquire blocks in Tierra del Fuego and the right to increase working interests in the Tranquilo Block (if applications for such rights are granted), which Warrantors or their Affiliates have bid prior to the Closing, and all costs and obligations relating to the Chile Business assets, including all indebtedness and obligations, all costs of establishing the Relevant Companies (including without limitation legal and accounting fees) and a reasonable share of the costs of the Reorganization Process, and all acquisition costs relating to the successful acquisition of Tierra del Fuego blocks and/or additional interests in the Tranquilo Blocks, but excluding (for the avoidance of doubt) any costs of Investor or its Affiliates in conducting due diligence, and the costs of any Party in negotiating the transactions contemplated hereby and performing its obligations hereunder.

“Class A Shares” means the Class A shares identified as such in the bylaws of the Company and having such rights, privileges and preferences as stated therein and under applicable Law.

“Closing” has the meaning ascribed in Section 2.01 (d).

“Closing Date” has the meaning ascribed in Section 2.01 (d).

“Company” has the meaning ascribed in the preamble, and shall include and shall include its legal successors and permitted assigns.

“Company Debt Instrument” has the meaning ascribed in the Shareholders Agreement.

“Confidentiality Agreement” has the meaning ascribed in Section 6.0 I.

“Consent” has the meaning ascribed in Section 3.03.

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

“Control” or “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Damages” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fines, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level , or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

“Employee” means any person employed by any Relevant Company under a contract of employment, as well as any other individuals that are or have been deemed by the Employment Legislation to have an employment relationship with any Relevant Company.

“Employment Legislation” means any legislation, rules and regulations applying in Chile affecting contractual or other relations between employers and their employees including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation.

“Environmental Claims” means all costs, charges, expenses, taxes and claims associated with any environmental restoration, amelioration and decommissioning activities required in respect of the Titles.

“Existing Shareholder” has the meaning ascribed in the preamble.

“Fell Debt Instrument” has the meaning ascribed in the Shareholders Agreement.

“Filing” has the meaning ascribed in Section 3.03.

“GeoPark” has the meaning ascribed in the preamble.

“Governmental Entity” means any federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Group” means GeoPark and its subsidiaries.

“Guarantor” has the meaning ascribed in the preamble.

“HOA” has the meaning ascribed in the recitals.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indemnification Claim Notice” has the meaning ascribed in Section 8.03(a).

“Indemnified Investor Persons” has the meaning ascribed in Section 8.01 (a).

“Indemnified Persons” has the meaning ascribed in Section 8.03(a).

“Indemnified Warrantor Persons” has the meaning ascribed in Section 8.02(a).

“Indemnifying Party” has the meaning ascribed in Section 8.03(a).

“Investor” has the meaning ascribed in the preamble.

“Investor Disclosure Schedule” means the schedule attached hereto as Schedule 5.0.

“knowing party” has the meaning ascribed in Section 6.04(a).

“Knowledge” means, (i) in the case of Warrantors, the actual knowledge after having made reasonable inquiry of the individuals listed in Section I. I (a) of Warrantors Disclosure Schedule, and (ii) in the case of Investor, the actual knowledge after having made reasonable inquiry of the individuals listed in Section 1.1(b) of the Investor Disclosure Schedule.

“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time.

“Legal Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, right of first option, or other similar encumbrance or restriction.

“Management Accounts” means the unaudited consolidated balance sheets and profit and loss accounts statements of the Chile Business for the years 2008, 2009 and 2010, and for the quarter period ended on March 31, 20 1 I.

“Material Adverse Effect” on a Person means an effect that is materially adverse to (i) such Person’s business, property or financial condition; (ii) such Person’s ability to perform its obligations under this Agreement (if a Party); or (iii) such Person’s ability to consummate the transactions contemplated under this Agreement (if a Party).

“Material Contracts” means the Contracts of any of the Relevant Companies to which any of the following applies: (A) it involves petroleum exploration, development, appraisal, production, transportation, and/or offtake, leasing of rigs or leasing of any other hydrocarbon processing facilities; or (B) it is required to conduct the Chile Business in any material respect; or (C) it is such that its termination would have a Material Adverse Effect on the Relevant Company.

“Minimum Threshold Amount” has the meaning ascribed in Section 8.01(b)(ii) or Section 8.02(b )(ii), as the context requires.

“Oil and Gas Business” means the business of acquiring, exploring, exploiting, developing, producing, operating, transporting and disposing of interests in oil, natural gas, liquefied natural gas and other hydrocarbon properties or products produced in association with any of the foregoing; and (b) any business relating to oil and gas field sales and service.

“Parties” has the meaning ascribed in the preamble.

“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

“PWC” has the meaning ascribed in Section 4.16.

“Relevant Companies” means those companies holding the Chile Business, namely, the Company, GeoPark Fell SpA, a company organized under the laws of Chile, and GeoPark Magallanes Limitada, a limited liability company organized under the laws of Chile.

“Reorganization Process” means the organizational restructuring process which involves the transfer of the Chile Business into the Relevant Companies.

“Representatives” means, as to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisers and consultants of such Person.

“Shareholders Agreement” has the meaning ascribed in Section 2.02(a).

“Subscription Price” has the meaning ascribed in Section 2.01 (b).

“Subscription Shares” has the meaning ascribed in the recitals.

“Tax” or “Taxes” means any federal, state, local, profits, income, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, stamp, excise and other taxes, charges, levies or other assessments imposed by a Taxing Authority, including any interest, penalty or addition thereto.

“Tax Return” means any return, report or similar statement filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Warranties” means the warranties set out in Section 4.22.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for Investor or subdivision.

“Third Party” has the meaning ascribed in Section 8.03(a).

“Titles” means each of the titles, concessions and/or contracts pursuant to which a Chilean Government Entity authorizes the Relevant Companies to conduct the Oil and Gas Business on the Blocks, including each Special Operation Contract for the Exploration and Exploitation of Hydrocarbon Fields (Contrato Especial de Operación Para Ia Exploración y Explotación de Yacimientos de Hidrocarburos) entered into by the Relevant Companies in relation to the Blocks, whether they were acquired from the government or by assignment.

“US$” or “Dollars” means the lawful currency of the United States of America.

“Warrantors” has the meaning ascribed in the preamble.

“Warrantors Disclosure Schedule” means the schedule attached hereto as Schedule 3.0.